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                               HEALTH CARE AND RETIREMENT BENEFIT AGREEMENT

         THIS HEALTH CARE AND RETIREMENT BENEFIT AGREEMENT (the "Agreement") is made this __ day of _____, 1994 by and between the PUBLIC SERVICE COMPANY OF NEW MEXICO (the "Company") and JOHN T. ACKERMAN ("Ackerman").

WITNESSETH
         WHEREAS, Ackerman was employed by the Company from June 1971 through 1993, serving in various positions with the Company, including as
President, Chief Executive Officer and Chairman of the Board of Directors
of the Company (the "Board");
         WHEREAS, Ackerman retired from the Company at the end of 1993;
         WHEREAS, the salaries of the officers of the Company, including Ackerman, were frozen in 1993;
         WHEREAS, most of the other officers whose salaries were frozen received the Initial Award of stock options pursuant to the Public Service Company of New Mexico Performance Stock Plan (the "PSP") in lieu of a salary increase;
         WHEREAS, those PSP participants also received an increase in their retirement benefits equal to the value of the Initial Awards, payable under either the Public Service Company of New Mexico Employees' Retirement Plan
(the "Retirement Plan") (provided in the First Amendment to the  Retirement
Plan which was adopted in December 1993) or under other related nonqualified deferred compensation arrangements;
          WHEREAS, Ackerman did not participate in the PSP and therefore the First Amendment to the Retirement Plan likewise does not apply to Ackerman;
         WHEREAS, the Board now desires to adopt a nonqualified deferred compensation plan providing Ackerman with the same increase in retirement benefits provided to PSP participants, specifically, the retirement benefit to which he would have been entitled if he had received a salary increase equal to 7.5% of his Salary Range Control Point (as that term is defined in the PSP);  and
         WHEREAS, the Board has agreed, in lieu of severance benefits to which Ackerman was entitled, to provide health benefits to Ackerman and his spouse, following his retirement from the Company, pursuant to the following terms and conditions.
         NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed as follows:
                1.      Health Care Benefits.
                A. Level of Benefits. Following Ackerman's retirement from the Company, the Company shall provide Ackerman and his spouse, or upon his death, his surviving spouse, with Health Care Benefits. Such "Health Care Benefits" as used herein, shall mean the medical and dental benefits provided to Ackerman as of December 31, 1993 under existing policies and plans maintained by the Company including the PNM Executive Medical Plan, and the PNM Benefit Trust and Master Plan. Any limitation, subrogation or coordination of benefit provisions as shall apply to the Health Care
Benefits shall apply to any benefits provided hereunder.  Notwithstanding the foregoing, if the Health Care Benefits provided by the Company to the
Chief Executive Officer are modified, these same modifications shall apply to the Health Care Benefits provided to Ackerman.  The Company shall pay any premiums necessary under existing policies and plans to provide the
Health Care Benefits hereunder.
         B. Term. Except as set forth in paragraph 1.C. hereof, the Health Care Benefits provided hereunder shall be provided from the date of
Ackerman's retirement until the date Ackerman (or his surviving spouse if he is not then living), becomes eligible for Medicare benefits.
         C. Health Care Legislation. The Company reserves the right to amend or modify this Agreement in response to federal health care legislation, provided that, following such amendment or modification,
Ackerman shall continue to receive, either through this Agreement or through other government or Company provided benefits, substantially equivalent health care benefits as were being provided pursuant to this Agreement prior to the enactment of such federal health care legislation.
         D. Benefit Reduction. Benefits otherwise receivable by Ackerman hereunder shall be reduced, to the extent comparable benefits are actually received by Ackerman from another employer following his retirement date, and any such benefits actually received by Ackerman, shall be reported by Ackerman to the Company.
          2. Retirement Benefits. Following Ackerman's retirement from the Company, the Company shall provide Ackerman with an agreed upon annual benefit equal to $5,100 (based upon a single life annuity) ("Retirement Benefits"). The Retirement Benefits shall be adjusted and paid (i) using the form of benefit (e.g. joint and survivor annuity); (ii) over the same time period; and (iii) using the same beneficiary designation as is elected by Ackerman for the form of benefit pursuant to the Public Service Company of New Mexico Accelerated Management Performance Plan.
         3. No Assignment. This Agreement shall inure only to the benefit of Ackerman and his spouse, surviving spouse or designated beneficiary and may not be assigned, transferred, pledged, or hypothecated in any way by Ackerman, Ackerman's personal representative, heir, distributee or other person claiming under Ackerman, and shall not be subject to execution, attachment or similar process.
         4. Administrator. This Agreement shall be administered by the Management Development and Compensation Committee of the Board (the "Committee"). The Committee shall be the "named fiduciary" for purposes of ERISA, and shall have the authority to control and manage the operation of the Agreement and the authority to interpret and construe the Agreement and any such interpretation and construction of any such provisions of this Agreement shall be final. The Committee shall, in addition to the foregoing, exercise such other powers and perform such other duties as it may deem advisable in the administration of this Agreement.  The Committee may engage agents, to assist in and may engage legal counsel, who may be counsel for the Company.
         5.      Claims Procedure.         The Committee (as defined in
paragraph 4. above) shall make all determinations as to Ackerman's right to a benefit pursuant to this Agreement. The Committee, within ninety (90) days after receipt of written notice of an objection to benefits payable or claim for benefits, shall render a written decision on the objection to the benefits payable or the claim for benefits. If the objection to benefits payable or the claim for benefits is denied, either in whole or in part, the decision shall include:

                 (i)  The specific reason or reasons for the denial;

                 (ii) An indication of the specific provisions on which the denial is based;

                 (iii) A description of any additional material or information necessary for the claimant to perfect the claim and any explanation of why such material or information is necessary; and

                 (iv) An explanation of the appeal procedure hereunder, indicating that the appeal of the adverse determination must be in writing addressed to the Committee, and received within sixty (60) days after the receipt by the claimant of the Committee's written denial of benefits. Failure to perfect an appeal within the 60-day period shall make the decision conclusive.
         If the Ackerman should appeal to the Committee, he or his duly authorized representative, must do so in writing and may submit, in writing, whatever issues and comments he or his duly authorized representative, feels are pertinent. Ackerman or his duly authorized representatives, may review pertinent documents. The Committee shall render a written decision on the question of the benefits payable or the claim for benefit, setting forth the specific reasons for its decision including a reference to the provisions of the Agreement within sixty (60) days after receipt of the request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty
(60) day limit infeasible, but in no event shall the Committee render a decision respecting a denial for a claim for benefits later than one hundred twenty (120) days after its receipt of a request for a review.

         Any denial by the Committee of Ackerman's claim for benefits under the Agreement shall be stated in writing and such notice shall be written in a manner that may be understood without legal or actuarial counsel.

         6. Arbitration. Any dispute, controversy or claim arising out of or relating to the execution of this Agreement, including but not limited to the rights, duties and obligations under this Agreement, not resolved under the above claims procedure shall be determined by binding arbitration pursuant to the Uniform Arbitration Act Section 44-7-1, et seq. NMSA (1978) with each party to bear its own costs and attorney's fees. The presiding judge of the Second Judicial District Court, or his or her designee, shall provide a list of three (3) attorneys for selection as arbitrator. Within seven (7) days after the issuance of this list, each party may strike from the list one (1) name. The attorney remaining on the list shall then be appointed as arbitrator. All expenses of the arbitrator shall be shared equally by the parties.
         7. Source of Payments. This Agreement is a nonqualified, unfunded and unsecured deferred compensation arrangement. The Retirement Benefits payable under this Agreement shall be paid out of the general corporate funds of the Company which are subject to the claims of creditors, or out of any trust the Company shall establish or authorize; provided that all assets paid into any such trust shall at all times prior to actual payment to Ackerman or his beneficiaries remain subject to the claims of the general creditors of the Company. Neither Ackerman, his designated beneficiaries, his estate nor heirs, (i) shall have any right, title or interest whatsoever in or to, or claim, preferred or otherwise, in or to any particular assets of the Company or any trust that the Company may establish or designate to aid in providing the payments described in this Agreement; or (ii) shall acquire any interest greater than that of an unsecured creditor in any assets of the Company.

         8. Amendment. Except as set forth in paragraph 1.A. and C. above, the Agreement may be amended only by written consent of both parties.
         9. Controlling Law. This Agreement shall be interpreted under the laws of the State of New Mexico, except to the extent the same are preempted by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in which case the provisions of ERISA will control.
         10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall be deemed substituted for the Company under the terms of this Agreement.
As used in this Agreement, the term "successor" shall include any persons, firm, corporation, or other business entity, which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or the business of the Company.
         IN WITNESS WHEREOF, the parties hereto, personally or by their authorized representatives, have subscribed to this Agreement, as of the day and year first above written.

                                           PUBLIC SERVICE COMPANY
                                             OF NEW MEXICO


                                           By:
                                                 BENJAMIN F. MONTOYA
                                           Its:  President


                                           ACKERMAN



                                           JOHN T. ACKERMAN